Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Fourth Quarter 2014 Results

- Positive Comp Sales Trend Continues -

- Strong Start to Fiscal 2015 -

PHILADELPHIA — April 13, 2015 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (fourth quarter) and fifty-two (fiscal year) weeks ended January 31, 2015.

Fourth Quarter

Sales

Sales for the thirteen weeks ended January 31, 2015 increased by $6.7 million, or 1.3%, to $502.4 million from $495.7 million for the thirteen weeks ended February 1, 2014. Comparable sales increased 1.3%, consisting of a 5.1% comparable service revenue increase and a 0.2% comparable merchandise sales increase. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue increased 3.2%, while comparable retail sales decreased 1.0%.

Earnings

Net loss for the fourth quarter of fiscal 2014 was $26.7 million ($0.50 per share) as compared to a net loss of $3.3 million ($0.06 per share) for the fourth quarter of fiscal 2013. On a pre-tax basis, the 2014 results included, a net charge of $12.4 million comprised of a $23.9 million goodwill impairment charge, a $2.3 million asset impairment charge and $0.5 million in severance, partially offset by a $14.3 million gain from the disposition of certain properties. The 2013 results included a $2.8 million asset impairment charge and $0.4 million of debt refinancing expense.

Fiscal Year

Sales

Sales for fiscal year 2014 increased by $18.0 million, or 0.9%, to $2,084.6 million from $2,066.6 million for fiscal year 2013. Comparable sales remained relatively flat, consisting of a 4.9% comparable service revenue increase and a 1.6% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 1.4%, while comparable retail sales decreased 1.9%.

Earnings

Net loss for fiscal year 2014 was $27.3 million ($0.51 per share) as compared to earnings of $6.9 million ($0.13 per share) for fiscal year 2013. On a pre-tax basis, the 2014 results included, a net charge of $24.6 million comprised of a $23.9 million goodwill impairment charge, a $7.5 million asset impairment charge, $4.0 million in litigation expense and $2.9 million in severance, partially offset by a $13.8 million gain from the disposition of certain properties. The fiscal year 2013 results included, on a pre-tax basis, a net charge of $8.7 million comprised of a $7.7 million asset impairment charge, $0.6 million in severance and $0.4 million of debt refinancing expense.

Commentary

“The fourth quarter was a time of transition for the Company,” said interim CEO John Sweetwood.  “We continued to increase our sales in the growing service segment.  Our investments in the high-growth areas of our business — commercial, tires, fleet and digital — increased revenue, but temporarily depressed margins.  To date in the first quarter, we have generated higher sales and experienced recovering margins.”

John continued, “With only three weeks to go in the first quarter of 2015, we are seeing a turn around in the business. At this point comparable store sales are up with double digit-growth in commercial, fleet and digital. With margins recovering, combined with improved expense and inventory management, to date we are seeing an improvement in operating profit and cash flow.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in 806 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the fourth quarter will be broadcast live on Tuesday, April 14 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, April 14 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:
Sanjay Sood
(215) 430-9105
Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	January 31, 2015	February 1, 2014

Total revenues	$502,423,000	$495,733,000

Net loss	$(26,666,000)	$(3,331,000)

Basic loss per share:
Average shares	53,816,000	53,422,000

Basic loss per share:	$(0.50)	$(0.06)

Diluted loss per share:
Average shares	53,816,000	53,968,000

Diluted loss per share:	$(0.50)	$(0.06)

Fifty-two weeks ended	January 31, 2015	February 1, 2014

Total revenues	$2,084,603,000	$2,066,568,000

Net (loss) earnings	$(27,293,000)	$6,865,000

Basic (loss) earnings per share:
Average shares	53,608,000	53,378,000

Basic (loss) earnings per share:	$(0.51)	$0.13

Diluted (loss) earnings per share:
Average shares	53,608,000	53,963,000

Diluted (loss) earnings per share:	$(0.51)	$0.13